                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549
                 ----------------------------------

                      SCHEDULE 14A INFORMATION

            Proxy Statement pursuant to Section 14(a) of
                the Securities Exchange Act of 1934
                         (Amendment No. __)

[X] Filed by the Registrant
[ ] Filed by a party other than the Registrant

Check the appropriate box:
[ ] Preliminary proxy statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Section 240.14a-11(c) or Section
    240.14a-12

                       PAUL MUELLER COMPANY
--------------------------------------------------------------------
          (name of registrant as specified in its charter)


--------------------------------------------------------------------
            (name of person(s) filing proxy statement,
                  if other than the Registrant)

Payment of filing fee (check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
    and 0-11.
    (1) Title of each class of securities to which transaction ap-plies: _____________________________________________________
    (2) Aggregate number of securities to which transaction applies:
        ____________________________________________________________
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ________________________________________
    (4) Proposed maximum aggregate value of transaction: ___________
    (5) Total fee paid: _____________________
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Ex-change Act Rule 0-11(a)(2) and identify the filing for which the off-setting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount previously paid: ____________________________________
    (2) Form, Schedule or Registration Statement number: ___________
    (3) Filing party: ______________________________________________
    (4) Date filed: ________________________________________________

               [ LETTERHEAD OF PAUL MUELLER COMPANY ]

March 27, 2000

Dear Shareholder,

Attached to this letter is the Notice of Annual Meeting of Share-holders of Paul Mueller Company and Proxy Statement describing the formal business to be transacted at the annual meeting.

Soon you may receive a separate proxy solicitation from the Sheet Metal Workers International Association (the "International Union"), on behalf of its local affiliate that represents a portion of our Springfield plant employees. In this solicitation, the International Union is seeking to have the Bylaws and Articles of Incorporation of Paul Mueller Company (the "Company") amended to eliminate the Company's Shareholder Rights Plan, which was designed to deter a hostile attempt to take over the Company on unfair or nonnegotiated terms. Additionally, the International Union is proposing its own candidate, Joseph N. (Nick) Bacino, for election to the Company's Board of Directors.

The International Union claims to be acting in the best interests of shareholders. However, there are certain facts you may wish to consider with regard to the International Union's solicitation.

At the time our last labor contract negotiations began in May 1994, the International Union's management came to Springfield, advised the Company that it had placed the Springfield Union Local 208 in receivership, and took control of negotiations away from the locally elected business agent. In July 1995, the International Union called a strike and gave the Company's negotiating team the clear impression in negotiations that the Union would not agree to a new contract until the Company agreed to implement a "Union Security Clause." Such a provision would force certain classes of employees within the bargaining unit represented by the Union to pay Union dues, or a service fee or its equivalent, as a condition of con-tinued employment.

Currently, Company employees have the freedom of choice as to whether to join the Union and pay Union dues or not to join the Union. We strongly support this right of our employees and believe our employees do as well, as demonstrated by the lack of support the International Union has received from our workforce. It is management's belief that this lack of support is evidenced by the fact that only about half of the work-force represented by the Union participated in the strike, and a great majority of those employees that did participate returned to work after a very short period of time. The International-led strike still continues, but with only
17 of the approximately 390 employees represented by the Union parti-cipating.

The International Union, on behalf of its local affiliate that is the owner of 90 shares of Company stock, purports to be acting in the best interest of our shareholders. To the contrary, the Inter-national Union's actions are viewed by management as a campaign to achieve, through continued harassment, what the International Union has failed to accomplish legitimately in contract negotiations.

Accordingly, management strongly urges you to vote FOR the two nominees for election as directors proposed by the Company's Board of Directors and to vote AGAINST the International Union's proposal relating to the Shareholder Rights Plan by signing and returning the Company's WHITE proxy card. DO NOT RETURN to the Union any proxy card you may receive from them, even to vote against the Union's proposal.

IF YOU HAVE ALREADY SIGNED AND RETURNED A PROXY CARD SENT TO YOU BY THE UNION, you may revoke your previously signed proxy by simply returning the enclosed WHITE proxy card, WITH A LATER DATE, to the Company in the enclosed envelope.

Sincerely,

/S/ DANIEL C. MANNA

Daniel C. Manna
President and Chief Executive Officer

Enclosures

                       PAUL MUELLER COMPANY
        P.O. BOX 828 / SPRINGFIELD, MISSOURI, U.S.A. 65801

--------------------------------------------------------------------
             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          (MAY 1, 2000)
--------------------------------------------------------------------

Notice is hereby given that the annual meeting of shareholders of Paul Mueller Company, a Missouri corporation, will be held at the offices of the Company, 1600 West Phelps Street, Springfield, Missouri 65802, on Monday, May 1, 2000, commencing at 10:00 a.m. on that day, and thereafter as it may from time to time be adjourned, to consider and act upon the following:

1. To elect two (2) Class III directors for a term of three (3) years expiring at the annual meeting to be held in 2003 and until their respective successors are duly elected and shall qualify.

2. To consider and vote upon a shareholder proposal regarding the Company's Shareholder Rights Plan, which is opposed by the Board of Directors, if it is properly presented at the meeting by its proponent.

3. To transact such other business as may properly come before the meeting or any postponement, adjournment or adjournments thereof.

The Board of Directors of the Company has fixed the close of business on March 10, 2000, as the record date for the determination of share-holders entitled to notice of and to vote at the annual meeting or any postponement, adjournment or adjournments thereof.

Shareholders who are unable to attend the meeting but who wish their shares to be voted may vote by proxy. A WHITE form of proxy, which has been prepared by the Board of Directors of the Company, and a return envelope are enclosed. Since it is very important that your shares be represented at this year's annual meeting, you are requested to sign, date and return the enclosed WHITE proxy in the enclosed envelope as promptly as possible. Your proxy may be revoked at any time before it is exercised and will not be used if you attend the meeting and vote in person. If your shares are held of record by a broker, bank, or other nominee ("Street Name"), you will need to obtain from the record holder and bring to the meeting a proxy, issued in your name, authorizing you to vote the shares.

By order of the Board of Directors.

DONALD E. GOLIK
Secretary

Springfield, Missouri
March 27, 2000

                        PAUL MUELLER COMPANY
         P.O. BOX 828 / SPRINGFIELD, MISSOURI, U.S.A. 65801

                        -------------------
                          PROXY STATEMENT
                        -------------------

                        GENERAL INFORMATION

SOLICITATION AND REVOCABILITY OF PROXIES. The enclosed proxy is being solicited on behalf of the Board of Directors of Paul Mueller Company (the Company) for use at the annual meeting of the share-holders to be held on May 1, 2000, and at any postponement, adjourn-ment or adjournments thereof. Any proxy given does not affect the right to vote in person at the meeting and may be revoked at any time before it is exercised by notifying Donald E. Golik, Secretary, by mail, telegram, facsimile or appearing at the meeting in person and requesting a ballot. This Proxy Statement and the proxy were first mailed to shareholders on or about ______________.

IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, ONLY YOUR BANK, BROKER OR OTHER NOMINEE CAN VOTE YOUR SHARES AND ONLY UPON YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE THE COMPANY'S WHITE PROXY CARD AS SOON AS POSSIBLE.

PROXY CONTEST. The Sheet Metal Workers International Association (the "Union") on behalf of its local affiliate, Sheet Metal Workers Local 208 (the "Local"), that owns 90 shares of the Common Stock of the Company, filed preliminary proxy materials with the Securities and Exchange Commission ("SEC") indicating that the Union intends to present a proposal to amend the Bylaws and Articles of Incorpora-tion of the Company to require shareholder approval for the Company to adopt or maintain a shareholder rights plan (the "Proposed Amend-ments"). The Union's proxy materials also indicate that the Union intends to nominate a single candidate for the Board of Directors of the Company. The Local represents about 390 of the Company's approximately 850 employees.

Management and the Board of Directors view this Proxy Contest as a campaign to achieve, through continued harassment, what the Union has failed to accomplish legitimately in contract negotiations.

The Board of Directors is soliciting proxies FOR its two nominees for election to the Board of Directors (listed below under the caption "Election of Directors") and AGAINST the Union's Proposed Amendments. A WHITE proxy card is enclosed for your use. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE, AND RETURN THE WHITE PROXY CARD IN THE ENCLOSED ENVELOPE.

If you have any questions or need further assistance in voting your shares, please call Donald E. Golik, Secretary of the Company, toll free at (800) 683-5537.

THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD YOU MAY RECEIVE FROM THE UNION. IF YOU HAVE ALREADY SIGNED AND RETURNED A PROXY CARD SENT TO YOU BY THE UNION, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY SIMPLY RETURNING THE ENCLOSED WHITE PROXY CARD, WITH

A LATER DATE, TO THE COMPANY IN THE ENCLOSED ENVELOPE. It will NOT help your Board of Directors to return the Union proxy card voting to "abstain." Do NOT return any proxy card sent to you by the Union. If you send in the Union's proxy card, it cancels out any previous proxy. The only way to support your Board of Directors' nominees is to return the Company's WHITE proxy card voting "FOR" the Company's two nominees and "AGAINST" the Union's Proposed Amend-ment.

EXPENSE OF SOLICITATION. All expenses of solicitation will be borne by the Company, including the preparation, assembly, printing, and mailing of this Proxy Statement, the accompanying proxy, and any additional information furnished to shareholders. In addition to solicitations by mail, employees and directors of the Company may solicit proxies in person or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies.
The Company will reimburse banks, brokers, and other custodians, nominees or fiduciaries for reasonable expenses incurred in for-warding proxy material to beneficial owners.

VOTING OF PROXIES. Any proxy given pursuant to this solicitation and received in time for the meeting will be voted as specified in such proxy. If the enclosed Company's WHITE proxy card is executed and returned without instructions as to how it is to be voted, your shares will be voted FOR the election as directors of the nominees proposed by the Board of Directors listed below under the caption "Election of Directors" and AGAINST the Union's Proposed Amendments; provided, however, that if any other candidate for director is proposed at the annual meeting by persons other than the Board of Directors, the shares represented by the proxy may be voted cumulatively for fewer than all of the nominees named herein or distributed among the nominees, as the proxyholder may determine.
If any of the nominees should unexpectedly become unavailable for election for any reason, the shares represented by the proxy will be voted for such substituted nominee or nominees as the Board of Directors may name. Each of the nominees hereinafter named has indicated his willingness to serve if elected, and it is not anti-cipated that any of them will become unavailable for election.

The proxy confers discretionary authority, with respect to the vot-ing of the shares represented thereby, on any other business that may properly come before the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place. At the date this Proxy Statement went to press, the Board of Directors is not aware that any such other business is to be presented for action at the meeting and does not itself intend to present any such other business; however, if any such other business does come before the meeting, shares represented by proxies given pursuant to this solicitation will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxyholder.

PERSONS ENTITLED TO VOTE. Only holders of Common Stock of the Com-pany of record as of the close of business on March 10, 2000, are entitled to vote at the meeting. At the close of business on that date, 1,174,021 shares of Common Stock were outstanding. The pre-sence, in person or by proxy, of the holders of a majority of the outstanding shares of Comon Stock of the Company is necessary to constitute a quorum at the meeting for both proposal (1) and propo-sal (2). Holders of Common Stock are entitled to one vote per share standing in their names on the record date. In the election of directors, each shareholder will have cumulative voting rights, which means he will have the right to cast as many votes as equals the number of shares owned by him multiplied by the number of directors to be elected, and this total number of votes may be divided among one or more candidates for the office of director in such manner as the shareholder may elect, if present to vote in person, or as the proxyholders elect, if voting by proxy. In the event the votes for one of the director nominees are withheld, those votes will be cumulatively voted by the proxyholder for the remaining director nominee. Withholding authority to vote for all director nominees has the effect of abstaining from voting for any director nominees. Shares cannot be voted at the meeting unless the owner is present in person or represented by proxy. The directors shall be elected by an affirmative vote of the plurality of shares that are entitled to vote on the election of directors and that are represented at the meeting by shareholders who are present in person or represented by a proxy, assuming a quorum is present. Accord-ingly, the two nominees for Class III directors receiving the great-est number of votes at the meeting will be elected as Class III directors. With respect to the proposal to consider an amendment to the Bylaws and Articles of Incorporation concerning adopting or maintaining a Shareholder Rights Plan, the proposal must be approved by an affirmative vote of a majority of the common shares outstanding.

In determining the number of shares that have been affirmatively voted for a particular matter, shares not represented at the meet-ing, shares represented by shareholders that abstain from voting on a matter, and shares held by brokers or other nominees for which no voting instructions on the matter being voted upon have been given by the beneficial owner and for which the nominee does not have discretionary authority to vote are not considered to be votes affirmatively cast. Any of the foregoing is equivalent to a vote against the proposal other than the election of directors and will have no effect on the election of directors. Abstentions will have the effect of a vote against any of the proposals to which the ab-stention applies.

When a broker or other nominee holding shares for a customer votes on one proposal but does not vote on another proposal because the broker or nominee does not have discretionary voting power with respect to such proposal and has not received instructions from the beneficial owner, it is referred to as a "broker nonvote." Properly executed proxies marked "abstain" or proxies required to be treated as "broker nonvotes" will be treated as present for purposes of determining whether there is a quorum at the meeting.

PRINCIPAL SHAREHOLDERS. As of the close of business on February 29, 2000, the principal beneficial owners of the Company's Common Stock were as follows:

                                         Shares            Percent
                                      Beneficially            of
            Name and Address             Owned<F1>          Class
      ------------------------------  ------------          ------
      Paul Mueller                      106,557<F2>          9.08%
      1600 West Phelps Street
      Springfield, Missouri 65802

      Moore Sons Investments, L.P.       58,879<F3><F4>      5.02%
      1020 West 59th Street
      Kansas City, Missouri 64113

      Royce & Associates, Inc.
         and Charles M. Royce           129,350<F5>         11.02%
      1414 Avenue of the Americas
      New York, New York 10019

      Dimensional Fund Advisors Inc.     71,600<F6>          6.10%
      1299 Ocean Avenue
      Santa Monica, California 90401

      <F1> Unless otherwise noted, each shareholder has sole voting power and investment power over the number of shares set forth beside his name.

      <F2> The 106,557 shares include 15,000 shares owned by the
           Mueller Family Foundation, and Paul Mueller disclaims any beneficial ownership in those shares.

      <F3> In his capacity as a general partner of Moore Sons
           Investments, L.P., David L. Moore may be deemed to be beneficial owner of 58,879 shares of Common Stock owned by said limited partnership. In his capacity as general partner of Moore Sons Investments, L.P., David L. Moore may be deemed to have shared power to vote or direct the vote of 58,879 shares of Common Stock and may be deemed to have shared power to dispose or direct the disposition of 58,879 shares of Common Stock owned by said limited partnership. David L. Moore disclaims beneficial owner-ship of all such shares owned by said limited partnership.

           As husband of Mary Kathleen Moore, David L. Moore may be deemed to be beneficial owner of an additional 8,262 shares of Common Stock, which are owned by Mary Kathleen Moore. David L. Moore disclaims beneficial ownership of all such shares exclusively owned by Mary Kathleen Moore.

      <F4> In her capacity as a general partner of Moore Sons Invest-
           ments, L.P., Mary Kathleen Moore may be deemed to have shared power to vote or direct the vote of 58,879 shares of Common Stock and may be deemed to have the shared power to dispose or direct the disposition of 58,879 shares of Common Stock owned by said limited partnership. Mary Kathleen Moore disclaims beneficial ownership of all such shares owned by said limited partnership. Mary Kathleen Moore is the direct owner of 8,262 shares of Common Stock over which she has sole voting and dispositive power.

      <F5> Royce & Associates, Inc., ("Royce") is the beneficial owner of 129,350 shares of the Company's Common Stock as of December 31, 1999 (the most recent date for which information is available). Charles M. Royce may be deemed to be a controlling person of Royce and, as such, may be deemed to beneficially own the shares of Common Stock of the Company beneficially owned by Royce. Mr. Royce does not own any shares outside of Royce and disclaims beneficial ownership of the shares held by Royce.

      <F6> Dimensional Fund Advisors Inc. ("Dimensional"), an
           investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to have beneficial ownership of 71,600 shares of the Company's Common Stock as of December 31, 1999 (the most recent date for which information is available). Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. (These investment companies, trusts, and accounts are the "Funds.") In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the 71,600 shares of Common Stock of the Company that are owned by the Funds, and Dimensional disclaims beneficial ownership of those shares.

All of the information set forth in the above table and footnotes is based solely on information furnished by the persons listed in the table. The Company does not know of any other person (as that term is defined by the Securities and Exchange Commission) who owns of record or beneficially more than 5% of the Company's outstanding shares.

NOTICE REQUIREMENTS AND SHAREHOLDER PROPOSALS. To permit the Com-pany and its shareholders to deal with shareholder proposals in an informed and orderly manner, the Bylaws of the Company establish an advance notice procedure. No shareholder proposal, no shareholder nominations of persons for election to the Board of Directors, or other business may be brought before the 2001 annual meeting of the shareholders unless written notice of such proposal, nomination or other business is received by the Secretary of the Company at the address set forth on page 1 of this Proxy Statement not earlier than January 1, 2001, nor later than January 31, 2001. Such notice must contain certain specified information concerning any proposal to be brought before the meeting or any nomination for a person to be elected as a director at the meeting, as well as the shareholder submitting the proposal. The proposals must also comply with all applicable statutes, laws and regulations, and the Bylaws of the Company. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of the Proxy Statement.

In addition, shareholder proposals intended to be included in the Company's Proxy Statement for the annual meeting in 2001 must be received by the Secretary of the Company, at the address set forth on page 1 of this Proxy Statement, not later than November 27, 2000. Such proposals must comply with certain rules and regulations promul-gated by the Securities and Exchange Commission.

                  ITEM 1 - ELECTION OF DIRECTORS

DIRECTORS. As of the 2000 annual meeting of the shareholders of the Company (scheduled for May 1, 2000), the Board of Directors will consist of seven members, divided into three classes, of whom approximately one-third are elected each year at the annual meeting of shareholders to serve for a term of three years and until their successors are duly elected and shall qualify, or until such direc-tor's death, resignation or removal. The Board of Directors has operated with seven members, there being one vacancy, since January 20, 1997. Because the current Board of Directors believes that seven members has been an appropriate number to efficiently and effectively carry out its responsibilities to the Company, the Board of Directors exercised its authority under the Articles of Incorpor-ation of the Company to reduce the size of the Board of Directors from eight to seven directors effective as of the 2000 annual meeting of the shareholders (scheduled for May 1, 2000). Provisions in the Articles of Incorporation of the Company require that the reduction in the number of directors be implemented by decreasing the number of directors in Class III from three to two directors, while leaving the number of directors in Class II at three and in Class I at two. As a result of these changes, two directors will be elected at this year's annual meeting of the shareholders. David T. Moore, a current Class III director whose term expires as of the 2000 annual meeting of the shareholders, has been appointed by the Board of Directors as a Class I director effective as of the 2000 annual meeting of the shareholders to fill the vacancy in Class I for the remaining term expiring as of the 2001 annual meeting of the shareholders of the Company.

The Union's preliminary proxy materials indicate that it intends to nominate one individual, Joseph N. (Nick) Bacino for election to the Company's Board of Directors at the 2000 annual meeting. The Union's preliminary proxy materials contain information regarding its nominee. One of the Union's reasons for submitting a nominee for election as a director is to provide for a more independent Board of Directors. The Company's seven-member Board of Directors consists of four outside directors who are not employed by the Company, three of whom are fully independent and have no relation-ship with the Company or any of its officers or directors. The Company's management believes that these outside directors are very qualified to assist the Company's management in the operations of the Company.

Based on the small number of shares owned by the Union and prior dealings with the Union, the Company believes that the Union's real motive in nominating a candidate for election to the Company's Board of Directors is to have an individual on the Board who will be favor-able to the Union's position in its negotiations and other dealings with the Company. Because Mr. Bacino would be only one of seven directors, his sole vote would not be sufficient to set policy for the Board; but he would be in a position to persuade the other direc-tors, particularly the outside directors, to support his position.

The two nominees of the Board of Directors are Paul Mueller, the Chairman of the Board and founder of the Company, and Daniel C. Manna, the President and CEO. The Company's Board of Directors believes that it is essential that these two individuals be elected to the Board because of their high degree of involvement and famili-arity with the Company's operations.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE TWO NOMINEES PROPOSED BY THE BOARD OF DIRECTORS, DESCRIBED BELOW, BY SO INDICATING ON THE COMPANY'S WHITE PROXY CARD AND NOT VOTE IN FAVOR OF THE UNION'S NOMINEE. DO NOT SIGN AND RETURN ANY PROXY CARD SENT TO YOU BY THE UNION, EVEN TO WITHHOLD AUTHORITY FOR THE UNION'S NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS OR TO VOTE "AGAINST" OR "ABSTAIN" FROM VOTING WITH RESPECT TO THE UNION'S PROPOSED AMENDMENTS.

The following schedule sets forth the names of the two persons who have been nominated by the Board of Directors for election as direc-tors of the Company, the names of the remaining five directors whose terms expire in subsequent years, and certain related information:

                                                                Shares of
                                                              Common Stock
                                                             of the Company
                                                              Beneficially
                                                                Owned on
                                                              Feb. 29, 2000
                                                                   <F1>
                                                              -------------
       Name and                                      First      No.  Percent
   Present Position            Occupation During    Became a    of     of
     with Company       Age     Past Five Years     Director  Shares  Class
----------------------  ---  ---------------------  --------  ------  -----
                                                                           <F2>
NOMINEES FOR CLASS III DIRECTORS - TERM EXPIRING IN 2003
--------------------------------
Daniel C. Manna<F3>     53   President and CEO of     1977    20,798     2%
President and Director         the Company

Paul Mueller<F3>        84   Chairman of the Board    1946   106,557<F4> 9%
Chairman of the Board          of the Company
   and Director

CONTINUING CLASS I DIRECTORS - TERM EXPIRING IN 2001
----------------------------
Donald E. Golik         56   Position with the       1982      1,609      -
Senior Vice President          Company
   & Chief Financial
   Officer, Secretary,
   and Director

David T. Moore<F5>      28   Vice President -        1997      3,431<F6>  -
Director                       Product Development--
                               Corporate Document
                               Systems, LLC
                             Previous positions held:
                               Director of Technical
                                 Services--Access
                                 Corporation, a
                                 computer software
                                 company;
                               Student--Kansas State
                                 University, Depart-
                                 ment of Physics;

CONTINUING CLASS II DIRECTORS - TERM EXPIRING IN 2002
-----------------------------
Gerald A. Cook          57   Chairman of the Board,   1999         -      -
Director                       President and Trea-
                               surer--Loren Cook
                               Company, a manufac-
                               turer of air-moving
                               equipment

William B. Johnson<F3>  67   International Business   1993     1,150      -
Director                       Consultant

William R. Patterson    58   Member--Stonecreek       1997     1,000      -
Director                       Management, LLC
                             Previous positions held:
                               Executive Vice
                                 President--Premium
                                 Standard Farms, Inc.
                               Business Consultant
                               Partner--Arthur
                                 Andersen, LLP, in
                                 the Commercial
                                 Audit Division

All officers and directors as a group (7 persons).          134,545     11%

<F1> Unless otherwise noted, the nominees and each director have sole voting power and investment power over the number of shares set forth beside his name.

<F2> The percentage is less than 1%, except as otherwise indicated.

<F3> Member of Executive Committee.

<F4> The 106,557 shares include 15,000 shares owned by the Mueller
     Family Foundation, and Paul Mueller disclaims any beneficial ownership in those shares.

<F5> Mr. Moore is currently a Class III director whose term expires as of this year's annual meeting of the shareholders of the Company. Pursuant to the authority granted to it under the Company's Articles of Incorporation, the Board of Directors has appointed Mr. Moore a director to fill the vacancy in Class I, effective as of this year's annual meeting of the shareholders, for the remainder of the term expiring as of the 2001 annual meeting of the shareholders of the Company.

<F6> Does not include 58,879 shares owned by Moore Sons Investments,
     L.P., of which David T. Moore owns a 49.5% limited partnership interest.

The Board of Directors of the Company does not have a permanent nomi-nating committee.

The Board of Directors of the Company held four meetings during the year ended December 31, 1999. No director attended less than 75% of the meetings of the Board of Directors and Committee(s) on which he served.

The Company pays each director who is not an employee of the Company an annual fee of $6,000, plus a fee of $1,000 for each regular or special meeting of the Board attended, $500 for each Board committee meeting attended, and $1,000 per day for special assignments.

The Company has a Compensation and Benefits Committee, and the mem-bers are William R. Patterson - Chairman, Gerald A. Cook, and William
B. Johnson. The Committee met twice in 1999. The function of the Committee is to develop, review, and make recommendations to the Board of Directors as to the compensation policies for officers of the Company and to administer salary and incentive plans for officers.

Mr. Patterson was acting Chief Financial Officer in a consulting arrangement with Premium Standard Farms, Inc., during the time it filed a bankruptcy petition under Chapter 11 of the Bankruptcy Code in July 1996 and emerged from bankruptcy in September 1996.

Mr. Patterson is a director of American Italian Pasta Company and
Collins Industries, Inc.

Mr. Moore is the grandson of Paul Mueller.

                    ITEM 2 - SHAREHOLDER PROPOSAL

In its preliminary proxy materials, the Union indicates that it will propose that the shareholders of the Company vote on two Proposed Amendments, the text of which is set forth below. For the reasons set forth below, the Board of Directors unanimously recommends a vote AGAINST the Proposed Amendments. The text of the Proposed Amendments is as follows:

    RESOLVED, that the shareholders of Paul Mueller Company hereby amend its Bylaws and Articles to add the following additional section to each:

        Poison Pills (Shareholders' Rights Plans)

        A. The Corporation shall not adopt or maintain a share-holders' rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisition of large holdings of the Corporation's shares of stock more difficult or expensive (such as the 1991 "Rights Agreement"), unless such plan is first approved by a majority shareholder vote.

        B. The affirmative vote of a majority of shares voted shall suffice to approve such a plan.

        C. The Corporation shall redeem any such rights now in effect.

        D. Notwithstanding any other Bylaw provision, the Board may not amend any of the above provisions without shareholder ratification.

    IT IS FURTHER RESOLVED, that the above provisions are intended to be severable; if any application or provision is beyond the legal power of shareholders, then it shall be severed from the rest. If shareholders have no authority under Missouri law to impose such restriction in either Bylaws or Articles, then this resolution shall be deemed a recommendation that the Board not adopt a poison pill without prior shareholder ap-proval.

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED AMENDMENTS AND RECOMMENDS A VOTE AGAINST THE UNION'S PROPOSAL.

In adopting the Shareholders' Rights Plan (the "Plan") and declar-ing a dividend distribution of Common Share Purchase Rights (the "Rights"), the Board of Directors carefully considered the limited purposes of the Plan and the Rights. The Plan and the Rights con-tain provisions to protect the shareholders of the Company in the event of an unsolicited attempt to acquire the Company that uses coercive tactics that unfairly pressure shareholders, squeeze them out of their investment without giving them any real choice, and deprive them of the full value of their shares. The Plan and the Rights were designed to enhance the Board of Directors' ability to represent the interests of all the shareholders of the Company in the event of an unfair offer and to negotiate a more favorable transaction.

The Plan and the Rights were designed to discourage any attempt to acquire the Company that is coercive and does not provide fair and equal treatment of all of the Company's shareholders. The Plan is not intended to prevent a takeover of the Company and will not do so. The Plan and the Rights were put into place to enhance the negotiating position of the Board of Directors and the shareholders by creating an incentive for a potential acquirer to negotiate in good faith with the Board of Directors. The Board of Directors believes that keeping the Plan and the Rights in place allows the Company to continue to improve its financial performance while, if necessary, using the Plan and the Rights either to deter short-term speculators or to negotiate a higher price if the Company receives a fair acquisition proposal.

The benefits of a Rights Agreement have been validated by a study of Georgeson and Company, Inc., released in November 1997. The study found that premiums paid to target companies with Rights Agreements were on average 8% higher than premiums paid to purchase target companies that did not have Rights Agreements. The presence of a Rights Agreement did not increase the likelihood that a hostile takeover bid would be defeated or that a friendly bid would be with-drawn, and the takeover rate was similar for companies with and without Rights Agreements. In light of these and similar consider-ations in 1991, the Board of Directors adopted the Plan and issued the Rights; and the Board of Directors continues to believe that the presence of the Plan is important for the protection of the Company's shareholders.

The Proposed Amendments would require the Company to terminate the Plan and to redeem the Rights. The Proposed Amendments would also take away the Board of Directors' ability to adopt a new Shareholder Rights Plan without soliciting proxies and seeking the approval of the Company's shareholders. The Board of Directors believes such a lack of flexibility would greatly diminish the Board of Directors' ability to negotiate the best price for the shareholders in the event an unsolicited offer to purchase the Company should arise in the future.

For all of these reasons, the Board of Directors unanimously recom-mends that you vote AGAINST the Proposed Amendments.

                       EXECUTIVE COMPENSATION

The following table summarizes, for the last three years, the com-pensation of the Chief Executive Officer and the other most highly compensated executive officer of the Company whose total annual salary and bonus exceeded $100,000:

                          SUMMARY COMPENSATION TABLE
                                              Long-Term Compensation
                                              ----------------------
                                                  Awards
                                              --------------
                                                      Securi-
                          Annual       Other    Re-    ties
   Name and            Compensation   Annual stricted  Under-          Other
   Principal         ---------------- Compen-  Stock   lying   LTIP   Compen-
   Position     Year  Salary   Bonus  sation  Awards  Options Payouts sation
--------------- ---- -------- ------- ------- -------  -----  ------  ------
                                <F1>    <F2>    <F3>                    <F4>
Daniel C. Manna 1999 $245,000 $     - $   900 $65,000  7,000  $    -  $2,500
  President     1998  230,000  23,500   1,200       -      -       -   2,880
  & CEO         1997  220,000       -       -       -      -       -   2,375

Donald E. Golik 1999 $164,700 $     - $13,000 $32,500  3,500  $    -  $2,500
Sr. Vice Presi- 1998  156,600  16,000   8,300       -      -       -   2,880
  dent & CFO    1997  150,000       -   8,700       -      -       -   2,375

<F1> Bonus amounts were earned and accrued during each year indi-
     cated.

<F2> Other Annual Compensation consists of payments for unused vacation and travel-incentive payments (available to all employees) for using cost-effective airline fares on inter-national flights.

<F3> Based on the closing price of the Company's stock on December
     31, 1999, of $28.875, the aggregate number and value of all shares of restricted stock holdings on such date were 2,000 shares and $57,750 for Mr. Manna and 1,000 shares and $28,875 for Mr. Golik. Dividends are paid on restricted stock held by executive officers.

<F4> All Other Compensation includes Company contributions paid or accrued during each year under the Profit Sharing and Retirement Savings Plan [401(k) Plan].

OPTION GRANTS IN 1999. The following table provides information relating to the option grants to the officers named in the Summary Compensation Table during 1999. The exercise price of the options was above the fair-market value of the Company's Common Stock on the date the options were granted. The calculation of potential realiz-able values is based on assumed annualized rates of stock apprecia-tion of 5% and 10% over the full ten-year term of the options. All options granted during 1999 vest five years after the date of grant.

                                                           Potential Realiz-
                            Percent                          able Value at
                            of Total                        Assumed Annual
                            Options                         Rates of Stock
                Securities  Granted    Exer-              Price Appreciation
                Underlying     to      cise     Expira-     for Option Term
                  Options   Employee   Price     tion     -------------------
      Name        Granted   in 1999  per Share   Date        5%         10%
---------------   -------   -------   -------   -------   --------   --------
Daniel C. Manna    7,000       34     $ 36.00   5-12-09   $118,580   $338,100
Donald E. Golik    3,500       17       36.00   5-12-09     59,290    169,050

NOTE: At December 31, 1999, the options were unexercisable and were not in-the-money.

PENSION PLAN TABLE. Officers and directors who are employees of the Company participate in the Paul Mueller Company Noncontract
Employees Retirement Plan (Plan).

The Plan is a defined benefit plan; and the compensation covered by the Plan includes only base salary and compensation covered by the Plan is limited to $170,000 annually by the Internal Revenue Code. Daniel C. Manna and Donald E. Golik are also covered under the Paul Mueller Company Supplemental Executive Retirement Plan (Supplemental
Plan) effective January 1, 1996, which provides for an additional retirement benefit based on the provisions of the Plan for compensa-tion in excess of the Internal Revenue Code limitation of $170,000.

The combined annual retirement benefit under the Plan and Supple-mental Plan is not subject to deductions for social security benefits or other offset amounts. The maximum number of years of credited service is 35 years. The retirement benefit is based on the years of credited service and the final average monthly compensation based on the 60 consecutive months of highest compensation during the most recent 120 complete months of compensation. The monthly benefit is calculated as follows: [$5.85 + (0.015 x final average monthly com-pensation over $650)] x years of credited service.

The following table presents the combined annual retirement benefit due under the Plans at age sixty-five (65) based on various amounts of final average annual compensation and years of service:

    Final
   Average                       Years of Service
   Annual      ----------------------------------------------------
Compensation      15         20         25         30         35
------------   --------   --------   --------   --------   --------
  $160,000     $ 35,300   $ 47,100   $ 58,800   $ 70,600   $ 82,400
   180,000       39,800     53,100     66,300     79,600     92,900
   200,000       44,300     59,100     73,800     88,600    103,400
   220,000       48,800     65,100     81,300     97,600    113,900
   240,000       53,300     71,100     88,800    106,600    124,400
   260,000       57,800     77,100     96,300    115,600    134,900

The following table indicates, for the current executive officers named in the Summary Compensation Table, the compensation for 1999 covered by the Plans and the years of credited service:

                                   Compensation    Years of
                                     Covered       Credited
                   Name              by Plans      Service
             ----------------      ------------    --------
             Daniel C. Manna         $245,000         23
             Donald E. Golik          164,700         20

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee (Committee) is charged with the responsi-bility of developing, reviewing, and recommending to the Board of Directors of the Company policies relating to compensation and remuneration of executive officers, with a view to ensuring that such policies are fair and equitable in view of market conditions and that they contribute to the success of the Company. The Com-mittee also is charged with the responsibility of administering the salary plan for executive officers, the Executive Short-Term Incentive Plan, and the 1999 Long-Term Incentive Plan. The Commit-tee is composed of three nonemployee directors of the Board who have no interlocking relationships. Given the Company's current level of executive compensation, the Committee has not yet adopted a policy with respect to Section 162(m) of the Internal Revenue
Code pertaining to the deductability of compensation in excess of $1,000,000.

The Committee believes that executive compensation should be aligned with Company financial performance. With this in mind, the Com-mittee has established a program to (1) attract and retain key executives critical to the long-term success of the Company, (2) reward executives for enhanced shareholder value, and (3) support a performance-oriented environment that rewards performance consis-tent with Company financial goals.

The compensation program for executive officers currently consists of a base salary, an annual incentive award under the Executive Short-Term Incentive Plan, annual awards of options and restricted stock under the 1999 Long-Term Incentive Plan, and contributions paid or accrued under the Profit Sharing and Retirement Savings Plan [401(k) Plan].

Salary ranges for executive officer positions, including the Chief Executive Officer (CEO), are established periodically based on competitive salary data developed by an independent compensation consultant. The CEO's salary is established by considering salaries of CEO's of comparably sized, capital-goods manufacturing companies.

The Committee believes the CEO's compensation and that of all executive officers should be heavily influenced by the Company's performance. Therefore, the Executive Short-Term Incentive Plan provides the opportunity for a cash incentive that is a percentage of base salary and is based on (a) profitability of the Company and (b) an individual's level of performance. The Committee estab-lishes a target level of profitability at the beginning of each year against which actual profitability will be measured. Addition-ally, the Committee may consider other factors in arriving at the determination of corporate performance for incentive calculation purposes. Such other factors may include market conditions; extraordinary adjustments due to taxation, nonoperating income, collective bargaining issues, or Acts of God; or other achievements which position the Company for future growth or enhance the market value of the corporation. Under the Plan, profitability must reach at least 70% of the annual target; and the return on equity must reach a specified level. The maximum bonus payable is 55% of base salary.

The main factors upon which the Committee evaluates the CEO's perfor-mance are: (1) the Company's actual profitability for the year, and
(2) those activities undertaken by the CEO which will position the Company for future growth and enhance the market value of the Com-pany. Significant items considered are additions to and expansion of the product lines, progress in margin improvement, and the imple-mentations of systems and procedures to improve efficiency, enhance the Company's competitiveness, and position the Company for long-term growth. Based on the profitability performance for 1999, the CEO was not awarded a bonus for 1999 under the Executive Short-Term Incentive Plan.

Under the 1999 Long-Term Incentive Plan, executive officers and other key employees are eligible to receive grants of nonqualified stock options and restricted stock. The Committee believes that stock options and restricted stock are an essential element of executive compensation because they focus management's attention on shareholder interests and align long-term executive performance with shareholder value. Through periodic grants of stock options and restricted stock, executive officers and other key employees are rewarded for performance and the increase in shareholder value. Option grants are made at or above fair market value of the Com-pany's Common Stock on the date of grant. During 1999, the CEO was granted options for 7,000 shares of Common Stock and granted 2,000 shares of restricted stock.

The Company also has a 401(k) Plan in which executive officers and substantially all other employees are eligible to participate. The Plan provides for a match of each employee's contributions up to a specified limit. The Plan also provides a profit-sharing feature whereby an additional match is made by the Company if the Company's net income reaches predetermined levels established annually by the Board of Directors.

                                 COMPENSATION AND BENEFITS COMMITTEE:
                                    William R. Patterson, Chairman
                                    Gerald A. Cook, Member
                                    William B. Johnson, Member

COMPANY PERFORMANCE. The following graph shows a five-year compari-son of the cumulative total returns for the Company, the S&P 500
Index, and the Media General Financial Services, Inc. - Metals Fabri-cation Index (MG-Metals Fabrication Index).

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                      Paul                    MG-Metals
                     Mueller        S&P      Fabrication
                     Company        500         Index
                     -------    -----------  -----------
          1994         100          100          100
          1995         116          138          116
          1996         135          169          154
          1997         149          226          208
          1998         164          290          175
          1999         126          351          215

          <F1> Assumes $100 invested on December 31, 1994,
               in each of Paul Mueller Company Common Stock, the S&P 500 Index, and the Media General Financial Services, Inc. - Metals Fabrica-tion Index.

          <F2> Total return includes reinvestment of dividends.

                   INDEPENDENT PUBLIC ACCOUNTANTS

The Company's Board of Directors annually selects the Company's inde-pendent auditing firm. Arthur Andersen LLP has been the Company's independent auditing firm since 1969. It is not expected that Arthur Andersen LLP will have a representative present at the May 1, 2000, meeting of shareholders.

The Company has an Audit Committee, and the members are William B. Johnson - Chairman, Gerald A. Cook, and David T. Moore. The Audit Committee met once in 1999. The functions of the Audit Committee are to nominate the independent auditors of the Company for appoint-ment by the Board of Directors, arrange for and review the results of the Company's annual audit, ratify annual audit fees, and provide for independent review of the adequacy of the Company's system of internal controls.

The Company's Board of Directors has not adopted a written charter for the Audit Committee, but will consider the adoption of such a charter during the current year. The members of the Audit Committee are independent, as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' current listing standards.

P R O X Y                     MUELLER (Registered)

           SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      OF PAUL MUELLER COMPANY
               FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            MAY 1, 2000

The undersigned hereby constitutes and appoints Donald E. Golik and Ronald W. Gielow, and each of them, as proxies, with full power of substitution, to vote all of the shares of the Common Stock which the undersigned is entitled to vote at the annual meeting of the shareholders of the Company to be held at the offices of the Company, 1600 West Phelps Street, Springfield, Missouri, on Monday, May 1, 2000, commencing at 10:00 a.m. on that day, and at any postponement, adjournment or adjournments thereof, as fully and with the same effect as the undersigned might or could do if personally present, upon all matters set forth below.
--------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES.
                                         ---
(1)  The election of two (2) Class III directors for a term of three
     (3) years expiring at the annual meeting to be held in 2003:
     Daniel C. Manna and Paul Mueller.
     [ ] FOR all nominees listed, with the discretion to distribute the votes among the nominees as the proxyholder may deter-mine.
     [ ]  WITHHOLD AUTHORITY to vote for all nominees listed.
     [ ] FOR all nominees EXCEPT WITHHOLD AUTHORITY to vote for the following: ____________________
          (If you set forth the name of one of the nominees on the above line, unless you request otherwise, your votes will then be cumulated and voted by the proxyholder for the other nominee.)
---------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL (2).
                                         -------
(2) To consider an amendment to the Bylaws and Articles of Incor-poration stating that the Corporation shall not adopt or maintain a Shareholder Rights Plan unless such Plan is first approved by an affirmative vote of a majority of the common shares outstanding.
           [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN
---------------------------------------------------------------------
          (continued, and to be signed, on the other side)

                 (PROXY - continued from other side)
---------------------------------------------------------------------
(3)  The transaction, in their discretion, of such other business as may properly come before the meeting or any postponement, adjournment or adjournments thereof.
---------------------------------------------------------------------
THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL (1), WITH THE DISCRETION TO DISTRIBUTE VOTES AMONG THE NOMINEES AS THE PROXYHOLDER MAY DETERMINE, AND AGAINST PROPOSAL (2).

Either of said proxies present and acting at said meeting or any postponement, adjournment or adjournments thereof shall have and may exercise all of the powers of all of said proxies. The undersigned hereby ratifies and confirms all that said proxies, or either of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledges receipt of the Notice of said meeting and the Proxy Statement accompanying it.

                                 Date _________________________, 2000
                                 ____________________________________
                                 ____________________________________
                                 Please insert date of signing.  Sign
                                 exactly as name appears at left.
                                 Where stock is issued in two or more
                                 names, all should sign.  If signing
                                 as attorney, administrator, execu-
                                 tor, trustee, guardian or corporate
                                 officer, give full title as such.